Exhibit 5

August 21, 2020

American Outdoor Brands, Inc.

1800 North Route Z

Columbia, Missouri 65202

Re:	Registration Statement on Form S-8

American Outdoor Brands, Inc.

Ladies and Gentlemen:

As legal counsel to American Outdoor Brands, Inc., a Delaware corporation (the “Company”), we have assisted in the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”), to be filed with the Securities and Exchange Commission on or about August 21, 2020, in connection with the registration under the Securities Act of 1933, as amended, of 1,397,510 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), issuable under the Company’s 2020 Incentive Compensation Plan (the “Incentive Compensation Plan”) and 419,253 shares of Common Stock issuable pursuant to the Company’s 2020 Employee Stock Purchase Plan (the “ESPP,” and collectively with the Incentive Compensation Plan, the “Plans”). The shares of Common Stock issuable pursuant to the Plans are collectively referred to as the “Shares.” The facts, as we understand them, are set forth in the Registration Statement.

With respect to the opinion set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, only of the following:

A.	The Amended and Restated Certificate of Incorporation of the Company;

B.	The form of Amended and Restated Bylaws of the Company;

C.	Various resolutions of the Board of Directors of the Company adopting the Plans and authorizing the issuance of the Shares;

D.	The Plans;

E.	Unanimous Written Consent of the Board of Directors of the Company, dated August 21, 2020;

F.	Written Consent of the Sole Stockholder of the Company, dated August 21, 2020; and

G.	The Registration Statement.

Subject to the assumptions that (i) the documents and signatures examined by us are genuine and authentic, and (ii) the persons executing the documents examined by us have the legal capacity to execute such documents, and subject to the further limitations and qualifications set forth below, based solely upon our review of items A through F above, it is our opinion that the Shares will be validly issued, fully paid, and nonassessable when issued and sold in accordance with the terms of the Plans.

We express no opinion as to the applicability or effect of any laws, orders, or judgments of any state or other jurisdiction other than federal securities laws and the substantive laws of the state of Delaware, including judicial interpretations of such laws. Further, our opinion is based solely upon existing laws, rules, and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

Greenberg Traurig, LLP | Attorneys at Law | 2375 East Camelback Road, Suite 700 | Phoenix, Arizona 85016 | Tel. 602.445.8000 | Fax 602.445.8100

American Outdoor Brands, Inc.

August 21, 2020

We hereby expressly consent to any reference to our firm in the Registration Statement, inclusion of this Opinion as an exhibit to the Registration Statement, and to the filing of this Opinion with any other appropriate governmental agency.

Very truly yours,

/s/ Greenberg Traurig, LLP

Greenberg Traurig, LLP